Rule 424(b)(3)
                                            File Nos. 333-58125 and 333-58125-01


PRICING SUPPLEMENT NO. 7 DATED AUGUST 19, 1998
(To Prospectus Dated July 16, 1998, as Supplemented July 21, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES G
              DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
         AND INTEREST FULLY AND UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             August 19, 1998      Book Entry: |X|
Issue Price:            100%                 Certificated: |_|
Original Issue Date:    September 11, 1998   Principal Amount:    $  25,000,000
Stated Maturity Date:   September 11, 2018   Net Proceeds:        $  24,593,750
Interest Rate:          6.90%                Specified Currency:    U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $1,000
Interest Payment Dates: March 11 and September 11, commencing March 11, 1999
Record Dates:           February 24 and August 27

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
|_| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
|X| The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date: September 11, 2000 Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: The Notes may be redeemed at any time following the Initial Redemption Date upon 10 business days notice to the Holder


                            --------------

     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of CHL and will rank pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness. As of May 31, 1998, the Guarantor did not have any secured indebtedness outstanding, and CHL had $586,135,000 aggregate principal amount of secured indebtedness outstanding. As of such date, CHL had $7,565,486,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness and will rank pari passu in right of payment with the Notes to which this Pricing Supplement relates.